Exhibit 99.1

IMMEDIATE RELEASE

     NEWPOWER ANNOUNCES INTERIM DISTRIBUTION

     STAMFORD, CONNECTICUT - September 28, 2004 - NewPower Holdings, Inc. (PINK SHEETS: NWPW) (the "Company") today announced that the order by the United States Bankruptcy Court for the Northern District of Georgia, Newnan Division (the "Bankruptcy Court") of an interim distribution of liquidation proceeds equal to fifty nine cents ($0.59) per share to registered holders of the Company's common stock became effective as of September 28, 2004. In the case of outstanding warrants or options for common stock of the Company, with exercise prices of $0.05 per share, the holders who are eligible under the order to exercise these warrants or options to become shareholders of record and participate in the interim distribution and elect to exercise warrants or options on a cashless basis, the amount of the interim distribution is fifty four cents ($0.54) per share of common stock of the Company. The Bankruptcy Court issued an order approving the interim distribution on September 17, 2004, subject to the mandatory objection period that has expired. The interim distribution will be paid approximately October 26, 2004 to registered holders of record of the Company's common stock as of October 12, 2004. A previous press release issued by the Company today indicated an incorrect distribution and record date for this interim distribution.

     Cautionary Statement

     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties and may differ materially from actual future events or results. Although we believe that our expectations and beliefs are based on reasonable assumptions, we can give no assurance that our goals will be achieved. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

          For more information, please contact:
          M. Patricia Foster
          President and Chief Executive Officer
          patty.foster@newpower.com
          Telephone: 203-329-8412